Exhibit 99.1

               S.Y. Bancorp Increases Regular Quarterly
  Cash Dividend 7.7% to $0.14 Per Common Share; Company Also Extends
                        Stock Repurchase Plan

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Feb. 22, 2006--S.Y. Bancorp, Inc. (NASDAQ:SYBT), parent company of Stock Yards Bank & Trust Company in Louisville, southern Indiana and Indianapolis, today announced that its Board of Directors has voted to increase the regular quarterly cash dividend 7.7% to $0.14 per common share. The new dividend rate will be paid on April 3, 2006, to shareholders of record as of March 17, 2006.
    Separately, the Company announced that the Board also extended the Company's stock repurchase plan's expiration date to February 2007. First implemented in 1999, the Company's most recent stock buyback plan authorized the repurchase of up to 550,000 shares on a split-adjusted basis. To date, the Company has repurchased approximately 186,000 shares at an average cost of $23.31 per share. Under the program, S.Y. Bancorp may purchase shares from time to time at prevailing prices in open market transactions, subject to market conditions, share price and other considerations. Unsolicited negotiated transactions also are permitted. The Company cannot assure the exact number of shares to be repurchased prior to the expiration date of the plan.
    Commenting on the announcements, David P. Heintzman, President and Chief Executive Officer, said, "We are pleased that our operations again permit us to increase the quarterly cash dividend rate. As we continue to expand our business and market reach, we also see the merit in creating greater value for our stockholders over time through higher dividend payments, as business conditions allow. In addition, the expansion of our stock repurchase plan underscores our commitment to enhancing shareholder value and provides us with additional flexibility to utilize our growing capital base in the most efficient manner as we work to attain that goal." Heintzman added that the Board considers S.Y. Bancorp common stock to be an attractive investment at this time.

    Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.3 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. S.Y. Bancorp, Inc. also is the parent company of S.Y. Bancorp Capital Trust I, a Delaware statutory business trust that is a 100%-owned finance subsidiary. The Company's Trust Preferred securities are listed on the Amex under the symbol SYI PR.

    This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.



    CONTACT: S.Y. Bancorp, Inc., Louisville
             Nancy B. Davis, 502-625-9176